Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

March 16, 2010	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2009 OPERATING RESULTS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (OTCQX: NNUT) announced today that for the twelve months ended December 31, 2009, it reported a net income of $195,000 and net cash flow, as defined in the Partnership Agreement, of $1.7 million. The results represent a modest improvement over the $68,000 net income and $1.6 million cash flow reported for the year ended December 31, 2008, which included a crop insurance recovery of $898,000. The improvements result mainly from higher kernel recovery, slightly higher nut prices, lower cost of macadamia nut sales and a settlement with Hamakua Macadamia Nut Company, offset by a lower crop insurance recovery related to the 2008-2009 harvest.

Total 2009 revenues were $16.4 million, a decrease of 6% compared to the $17.5 million reported in 2008 with nut sales down 9% and contract farming revenues up by +3%.  The Partnership was paid at an average contract price of $0.669 per pound (wet-in-shell at 20% moisture) for macadamia nut production in 2009 on sales of 17.9 million pounds, compared to an average price of $0.631 received in 2008 on 18.1 million pounds.

In general, macadamia nut prices are favorable due to lower global supply, primarily from Australia and South Africa. In December 2009, the Partnership executed a nut purchase contract with Mauna Loa Macadamia Nut Corporation for the sale of all of its production in 2010 and 2011 at a contract price of 73 cents per pound.

For the fourth quarter of 2009, the Partnership had net income of $96,000 on revenues of $6.7 million compared to a net loss of $156,000 on revenues of $6.5 million for the fourth quarter of 2008.  Revenue and net earnings were improved for the fourth quarter of 2009 compared to the same period in 2009, mainly due to improved kernel recovery and higher nut prices in 2009.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,190 acres of orchards on the island of Hawaii.

# # #

ML Macadamia Orchards, L.P.

Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Full Year
	ended December 31,		Ended December 31,
	2009	2008	2009	2008

Macadamia nut sales	$5,408	$5,199	$12,167	$13,414
Contract farming revenue	1,281	1,329	4,251	4,122
Total revenues	6,689	6,528	16,418	17,536
Cost of goods and services
Costs of macadamia nut sales	4,868	4,788	10,803	12,326
Costs of contract farming services	1,153	1,214	3,837	3,805
Total cost of goods sold	6,021	6,002	14,640	16,131
Gross income	668	526	1,778	1,405
General and administrative expenses
Other	522	624	1,926	1,909
Total general and administrative expenses	522	624	1,926	1,909
Operating income (loss)	146	(98)	(148)	(504)
Other income (loss)	—	(1)	498	896
Interest expense	(26)	(39)	(98)	(289)
Interest income	(1)	—	5	14
Income before tax	119	(138)	257	117
Income tax expense	(23)	(18)	(62)	(49)
Net income (loss)	$96	$(156)	$195	$68

Net cash flow (as defined in the Partnership Agreement)	$1,025	$310	$1,679	$1,619

Net income (loss) per Class A Unit	$0.01	$0.02	$0.03	$0.01

Net cash flow per Class A Unit	$0.14	$0.04	$0.22	$0.22

Cash distributions per Class A Unit	$0.00	$0.00	$0.00	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500